UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TIVIC HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-4016391
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

39899 Balentine Drive, Suite 200

Newark, CA 94560

(Address of Principal Executive Offices and Zip Code)

TIVIC HEALTH SYSTEMS, INC. 2021 EQUITY INCENTIVE PLAN

TIVIC HEALTH SYSTEMS INC. 2017 EQUITY INCENTIVE PLAN

(Full title of the plans)

Jennifer Ernst
Chief Executive Officer
Tivic Health Systems, Inc.
750 Menlo Avenue, Suite 200
Menlo Park, CA 94025
(888) 276-6888

(Name, address, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Christopher L. Tinen, Esq.

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

(858) 720-6320

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☒	Smaller Reporting Company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	937,500 shares (2)	$ 5.30 (3)	$4,968,750.00	$460.60
Common stock, $0.0001 par value per share	376,969 shares (4)	$0.79 (5)	$297,805.51	$27.61
Total	1,314,469 shares	-	$5,266,555.51	$488.21

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Represents 937,500 shares of common stock authorized under the Tivic Health Systems, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), which number consists of (a) 0 shares of common stock subject to outstanding awards under the 2021 Plan, and (b) up to an additional 937,500 shares of common stock available for future grants under the 2021 Plan pursuant to its terms. To the extent outstanding awards under the 2021 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2021 Plan. The 2021 Plan provides that additional shares will automatically be added to the shares authorized for issuance under the 2021 Plan on January 1 of each year. The number of shares added each year will be equal to the lesser of: (i) 5.0% of the outstanding on December 31st of the preceding calendar year or (ii) such number of shares determined by the board of directors, in its discretion.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457 (c) and 457(h) of the Securities Act. The computation is based on $5.30 per share, which is the average high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on November 11, 2021.

(4)

Represents 376,969 shares of common stock subject to outstanding awards under the Tivic Health Systems Inc. 2017 Equity Incentive Plan (the “2017 Plan”). To the extent outstanding awards under the 2017 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will no longer be available for future issuance.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The Proposed Maximum Offering Price Per Share is $0.79 per share, which is the weighted average exercise price of outstanding awards granted under the 2017 Plan.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Tivic Health Systems, Inc. (the “Company,” “we,” “us,” or “our”) relating to 1,314,469 shares of the Company's common stock, par value $0.0001 per share (the “Common Stock”), issuable to employees, officers, directors, consultants and advisors of the Company under the Company’s 2021 Plan and 2017 Plan (collectively, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the Plans as required by Rule 428(b)(1).  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference in this Registration Statement on Form S-8 the following documents and information filed by the Company with the Commission:

1.	The prospectus filed by the registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on November 12, 2021, relating to the Registration Statement on Form S-1, as amended (File No. 333-258411), which contains the registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

2.	The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A (File No. 001-41052), filed by the registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 10, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (after the date of this Registration Statement (except for any information deemed furnished to, rather than filed with, the SEC) and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation provide that we will indemnify each person who was or is a party, or is or was threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The above discussion of our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law is not intended to be exhaustive and is respectively qualified in its entirety by such amended and restated certificate of incorporation, amended and restated bylaws and applicable Delaware law.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain standard policies of insurance that provide coverage for certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), against certain liabilities.

To the extent that our directors and officers are indemnified under the provisions contained in our amended and restated bylaws, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation of Tivic Health Systems, Inc. (Incorporated by reference to Exhibit 3.3 to the registrant’s Registration Statement on Form S-1, filed on September 9, 2021 (File No. 333-258411)).
3.2	Amended and Restated Bylaws of Tivic Health Systems, Inc. (Incorporated by reference to Exhibit 3.5 to the registrant’s Registration Statement on Form S-1, filed on September 9, 2021 (File No. 333-258411)).
5.1*	Opinion of Procopio, Cory, Hargreaves & Savitch LLP.
23.1*	Consent of Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm.
23.2*	Consent of Procopio, Cory, Hargreaves & Savitch LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney (contained on signature page hereto).
99.1	2017 Equity Incentive Plan, as amended (Incorporated by reference to Exhibit 10.3(a) to the registrant’s Registration Statement on Form S-1, filed on August 3, 2021 (File No. 333-258411)).
99.2	Form Agreements under 2017 Equity Incentive Plan, as amended (Incorporated by reference to Exhibit 10.3(b) to the registrant’s Registration Statement on Form S-1, filed on August 3, 2021 (File No. 333-258411)).
99.3	2021 Equity Incentive Plan (Incorporated by reference to Exhibit 10.4(a) to the registrant’s Registration Statement on Form S-1, filed on September 9, 2021 (File No. 333-258411)).
99.4	Form Agreements under 2021 Equity Incentive Plan (Incorporated by reference to Exhibit 10.4(b) to the registrant’s Registration Statement on Form S-1, filed on September 9, 2021 (File No. 333-258411)).

*Filed herewith.

Item 9. Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on this 12th day of November, 2021.

TIVIC HEALTH SYSTEMS, INC.

By:	/s/ Jennifer Ernst
Jennifer Ernst
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jennifer Ernst and Briana Benz his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Tivic Health Systems, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

***

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jennifer Ernst Jennifer Ernst	Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2021

/s/ Briana Benz Briana Benz	Chief Financial Officer (Principal Accounting and Financial Officer)	November 12, 2021

/s/ Sheryle Bolton Sheryle Bolton	Chair of the Board	November 12, 2021

/s/ Karen Drexler Karen Drexler	Director	November 12, 2021

/s/ Dean Zikria Dean Zikria	Director	November 12, 2021